Exhibit 99.1

Contacts:

Michael Earley	Al Palombo
Metropolitan Health Networks	Cameron Associates
Chief Executive Officer	Investor Relations
(561) 805-8500	(212) 245-8800 Ext. 209
mearley@metcare.com	al@cameronassoc.com

METROPOLITAN HEALTH NETWORKS PROVIDES PRELIMINARY POSITIVE RESULTS FOR SECOND QUARTER 2008

Mid-Year Risk Adjustment Payments for 2008 Expected to Result
in Increased Revenues and Earnings

WEST PALM BEACH, FL, JULY 28, 2008 - Metropolitan Health Networks, Inc. (AMEX: MDF), a leading provider of healthcare services to Medicare beneficiaries in Florida, today announced preliminary summary financial results for the second quarter and six months ended June 30, 2008.

Metropolitan anticipates total revenue for the six months ended June 30, 2008 of approximately $158 million as compared to $138 million for the first half of 2007, an increase of approximately 15%, and expects to report net income of approximately $3 million to $3.5 million or $0.06 to $0.07 per diluted share. This compares to net income of $1.8 million or $0.03 per diluted share for the same period in 2007. Metropolitan expects the 2008 results to include a segment profit before allocated overhead and income taxes from the company’s core PSN business segment of between $13.5 million and $14 million. This gain will be offset by the HMO’s segment loss before allocated overhead and income taxes which is expected to be between $3 million and $3.5 million. As announced on June 30, 2008, the Company has entered into a definitive agreement for the sale of its HMO. Allocated corporate overhead for the six months is expected to approximate $4.7 to $5.2 million.

The Company expects to report that revenue for the second quarter of 2008 increased approximately 18% to $82 million as compared to $70 million for the same period of 2007. Net income for the quarter is anticipated to be between $3.5 and $4 million or $0.07 to $0.08 per diluted share. This compares to net income of $1.5 million or $0.03 per diluted share in the second quarter of 2007. The 2008 results for the quarter include a segment profit before allocated overhead and income taxes for the Company’s PSN business segment expected to be between $8.7 million to $9.2 million. The HMO’s segment loss for the quarter before allocated overhead and income taxes is expected to be between $500,000 and $1 million. Allocated corporate overhead for the 2008 second quarter is expected to be between $2.0 and $2.5 million.

Revenues for the first six months of 2008 include mid-year risk adjustment payments of approximately $6.6 million, $5.8 million of which relates to the Company’s PSN business, with the balance related to the Company’s HMO. Of these amounts, approximately 50% relates to the first quarter of 2008. Metropolitan had previously estimated that the retroactive premium for the PSN for the first half of 2008 would approximate $1 million, with $500,000 being recorded in the first quarter of 2008. The Company made no estimate for a retroactive premium for the HMO as the amount could not be estimated.

Commenting, Michael Earley, Chairman and CEO, stated, “We are pleased to report these preliminary results and are encouraged by our 2008 mid-year risk adjustment payments. As we’ve commented over the last several quarters, accurate risk scoring of our customers is critical to achieving proper revenue in our business. While we use the best information available at the time to estimate our retroactive risk adjustment payments, we do not have perfect insight into risk data as it enters the CMS system from various sources. Twice each year, on January 1st and July 1st, we receive updated risk scores and premium data. This year we underestimated our retroactive mid-year risk adjustment payments, which resulted in this additional revenue. With the risk data used to calculate the July payment adjustments in hand, we now expect a commensurate increase in our base premiums in the second half of 2008.”

The Company will report its results for the second quarter and first six months of 2008 on Tuesday, August 5, 2008.

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other patients in South and Central Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at www.metcare.com.

Forward Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) the risk that the sale of the HMO to Humana will not be completed for a variety of reasons, including, but not limited to, an inability to obtain necessary governmental approvals and third party consents and the occurrence of an event which has a material adverse effect on the HMO; (ii) our ability to meet our cost projections under the IPA; (iii) our failure to accurately estimate incurred but not reported medical benefits expense; (iv) pricing pressures exerted on us by managed care organizations and the level of payments we receive under governmental programs or from other payors; (v) future legislation and changes in governmental regulations; (vi) the impact of Medicare Risk Adjustments on payments we receive for our managed care operations; (vii) a loss of any of our significant contracts or our ability to increase the number of Medicare eligible patient lives we manage under these contracts; (viii) our ability to successfully operate the HMO  prior to the closing of its sale to Humana and, if such sale does not occur, our ability to continuously increase enrollment and effectively manage expenses in our HMO. The company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.